Exhibit 10.1
[ANALOG DEVICES LETTERHEAD]
November 18, 2008
David Zinsner
8125 Regency Dr.
Pleasanton, CA 94588
Dear David,
It is a great pleasure to offer you employment to join Analog Devices as Vice President and Chief Financial Officer, reporting to Jerry Fishman.
You will be paid at the bi-weekly rate of $17,307.69 which is annualized at $450,000.00.
In addition, you are eligible to participate in our semi annual Bonus Program based on goals that are set annually by the Company. The bonus target for your position is 75% of your base compensation. You are also eligible for an additional Individual Payout Factor. This factor can increase the calculated bonus payment by up to 30% based on superior business performance as recommended by the CEO and approved by the Compensation Committee. Evidence of superior business performance will include, but is not limited to, overachievement of revenue and profitability goals and achievement of non-financial results that contributed positively to the performance of the company. Eligibility for the Bonus Program begins during your first full fiscal quarter of employment with ADI.
In order to assist you with relocation and in addition to the benefit of our relocation policy, you will be eligible for a grossed-up award of the difference between: (i) the average of two appraisals of the value of your home in Pleasanton, CA (assuming the home was marketed for six months), and (ii) the actual selling price of your home, capped at a maximum of $100,000 (grossed-up), provided you sell your home before September 1, 2009. This relocation benefit expires on September 1, 2009.
The Compensation Committee of the Board of Directors has approved a nonqualified stock option grant of 160,000 shares under the terms of the Analog Devices, Inc., 2006 Stock Incentive Plan. The “grant date” of this recommended option grant will be the 15th of the month following your start date or the next trading day of the NYSE, as applicable. The grant price of this option grant will be based on the closing ADI stock price on the “grant date”. Shares granted under this option will become eligible for exercise in annual installments of one-fifth per year of the total shares granted, beginning one year from the “grant date”. You will receive further information regarding this grant after your start date.
The Compensation Committee of the Board of Directors has also approved a restricted stock unit award (RSU) for 35,000 shares under the terms of the Analog Devices, Inc. 2006 Stock incentive Plan. The “grant date” of this recommended RSU award will be the 15th day of the month following the month in which you were hired or the next trading day of the NYSE, as applicable. Subject to the terms of the RSU award, each one (1) RSU shall, upon vesting, automatically convert into one (1) share of Common Stock of Analog Devices. This RSU award will vest in annual installments of one-fifth per year of the total RSU awarded, beginning one year from the “grant date”. You will also receive further information regarding this award, including important tax information, after your start date.
In addition, as an exception to our policy, Analog Devices agrees to a vacation accrual rate of 4 weeks per year.
You should be aware that your employment relationship with Analog Devices will be on an “at will” basis. This means that either you or ADI may terminate the employment relationship at any time, for any reason, or without a reason, and without prior notice. In the event that ADI terminates your employment other than for cause or unsatisfactory performance, you will receive a severance payment in accordance with the standard provisions of the ADI severance plan.
You will be provided with the enclosed Employee Retention Agreement in which provides that, in the event a Change of Control occurs, you will be paid in the amount equal to the sum of (A) 299% of the higher of (i) your annual base salary in effect at the time of the Termination (as defined in the agreement) or (ii) your annual base salary in effect immediately prior to the Change of Control, plus (B) 299% of the aggregate cash bonuses paid or awarded to you in respect of the four fiscal quarters preceding the Date of Termination. Please review the enclosed Employee Retention Agreement for more details.

You will be eligible for the Company’s Deferred Compensation Program. Please review the enclosed Deferred Compensation Program Plan for further details.
Employment with Analog Devices provides you with the opportunity to participate in various employee benefit programs including group health, life, and disability insurance; a tuition assistance program; and, a retirement savings plan with a generous Company contribution beginning upon completion of a year of service. Benefits information can be viewed in more detail on our corporate web site.
Our offer of employment is contingent upon verification of employment information provided in your employment process, successful completion of a background check, proof of employment eligibility, and signing of our Employment Agreement. Jeanne Mancuso, our HR Assistant for Corporate (781-461- 3372), can answer any questions you might have regarding these verifications.
Two copies of this offer letter are provided. Please confirm your acceptance of our offer by signing in the space provided. Return one copy in the enclosed envelope; the other copy is for your files.
Also enclosed with this letter are several forms and info sheets that you will need to read and/or fill out and send back with your confirmed acceptance of our offer.
Dave, we believe you will be an excellent addition to the Analog Devices team and look forward to your starting with us. We are certain you will find your employment with Analog Devices both challenging and rewarding.
If you have any questions or concerns, please do not hesitate to contact me at (781) 461-3148.
Sincerely,
/s/ William Matson
William Matson
Vice President, Human Resources

I accept the above offer and will tentatively begin my employment on:

Signature	/s/ David A. Zinsner	Date: